Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE
AT THE COMPANY:
Kenneth Boerger
VP/Treasurer
(419) 325-2279
FOR IMMEDIATE RELEASE
THURSDAY, JUNE 10, 2010
LIBBEY INC. ANNOUNCES
STRATEGIC CHANGES TO MANAGEMENT ROLES
TOLEDO, OHIO, JUNE 10, 2010 —Libbey Inc. (NYSE Amex: LBY) today announced strategic changes to the management roles of a number of its senior executives. The changes, which are effective immediately, reflect the Company’s strategy to enhance its agility, responsiveness and productivity by acting as “one company” globally, in both commercial and operational arenas.
Accordingly, effective immediately:
•	Richard I. Reynolds is named Executive Vice President, Chief Financial Officer. A 40-year veteran of Libbey, Mr. Reynolds has served Libbey in a variety of capacities, including as Chief Operating Officer since 1995 and as Chief Financial Officer from 1993 — 1995. He brings with him to the CFO position a wealth of Libbey operational and financial knowledge and experience. Mr. Reynolds also has served as a member of Libbey’s Board of Directors since 1993.

•	Gregory T. Geswein is named to the new position of Vice President, Strategic Planning and Business Development. Mr. Geswein has served as Chief Financial Officer since joining Libbey in May 2007, playing a lead role in the successful debt exchange in October 2009 and refinancing in early 2010.

•	Daniel P. Ibele is named to the new position of Vice President, Global Sales and Marketing. Mr. Ibele joined Libbey in 1983 and has served in a variety of sales and marketing positions, most recently as Vice President, General Sales Manager, North America.
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•	Roberto B. Rubio is named to the new position of Vice President, Global Manufacturing and Engineering. After a 29-year career with Vitro S.A., including several senior management positions, Mr. Rubio joined Libbey as Managing Director of Libbey Mexico in July 2009 and was named Vice President, General Manager, International Operations, in November 2009.
In addition, Jonathan S. Freeman, who joined Libbey in May 2007, will continue to perform his role as Vice President, Global Supply Chain.
John F. Meier, Chairman and Chief Executive Officer of Libbey, commented: “This global alignment of our senior management team is a key step to more closely align with our growing global customer base. We expect that it will enhance our ability to more quickly and efficiently service their needs.”
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 15, 2010. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers from such statements, and that investors should not place undue reliance on such endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
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•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio since 1888, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2009, Libbey Inc.’s net sales totaled $748.6 million.
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